AMENDMENT NO. 1
TO THE
WORKIVA INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
WHEREAS, Workiva Inc. (the “Company”) maintains the Workiva Inc. Nonqualified Deferred Compensation Plan (the “Plan”);
WHEREAS, the Company wishes to amend the Plan to reflect the procedures applicable to claims involving disability determinations filed after April 1, 2018;
NOW, THEREFORE, the Plan is hereby amended as follows effective April 1, 2018:
1. Section 1.13 of the Plan is amended to read as follows:
1.13 “Disability” means, consistent with the requirements of Section 409A and effective for claims initially filed after April 1, 2018, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company (a “Disability Plan”). Alternatively, a Participant will be deemed disabled if determined to be disabled in accordance with a disability insurance program, provided the definition of disability under such insurance program complies with the disability definition in the preceding sentence (a “Disability Insurance Program”). In order to establish that a Participant is Disabled, the Participant must submit to the Committee or its designee a copy of the disability determination made by the Disability Plan or the Disability Insurance Program. In the case of a Participant who is not covered by a Disability Plan or a Disability Insurance Program, the Claims Procedures for Certain Disability Determinations adopted by the Committee shall apply.
2. Section 10.5 of the Plan is amended by adding the following at the end thereof:
Notwithstanding the foregoing, a claim that involves a determination of disability shall be subject to the special rules for disability claims set forth in the regulations under section 503 of ERISA, as described in the Claims Procedures for Certain Disability Determinations adopted by the Committee.
IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been executed on behalf of Workiva Inc. this 26th day of December, 2018.

WORKIVA INC.

By: /s/ Troy M. Calkins

Title: Exec. V.P. and Chief Legal and Admin. Officer